Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS SECOND QUARTER 2021 RESULTS

Net Income of $0.07 Per Diluted Share

Normalized FFO of $0.29 Per Diluted Share

Raised 2021 Full-Year Normalized FFO Guidance to $1.02 to $1.06 Per Diluted Share

VIRGINIA BEACH, VA, August 3, 2021 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended June 30, 2021 and provided an update on current events.

Second Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $5.6 million, or $0.07 per diluted share, compared to $11.2 million, or $0.14 per diluted share, for the three months ended June 30, 2020.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $22.9 million, or $0.28 per diluted share, compared to $22.0 million, or $0.28 per diluted share, for the three months ended June 30, 2020. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $23.3 million, or $0.29 per diluted share, compared to $22.6 million, or $0.29 per diluted share, for the three months ended June 30, 2020. Second quarter Normalized FFO included $0.03 per diluted share attributable to the early repayment of the Solis Apartments at Interlock mezzanine loan that would have been recognized during the second half of 2021, which was included in prior guidance.

•Raised 2021 full-year Normalized FFO guidance to $1.02 to $1.06 per diluted share from the Company's previous guidance range of $0.98 to $1.02 per diluted share due to higher forecast net operating income ("NOI") from the operating portfolio and acquisitions.

•Stabilized operating property portfolio occupancy increased to 94.1% as of June 30, 2021. Office occupancy was 96.5%, retail occupancy was 94.7%, and multifamily occupancy was 92.2%. Within the multifamily segment, conventional apartment occupancy was 96.6% and student housing occupancy was 83.5%.

•Positive releasing spreads on retail lease renewals during the second quarter of 8.0% on a GAAP basis and 6.9% on a cash basis. There were no office renewals during the second quarter.

•Same Store NOI increased 0.7% on a GAAP basis and 13.5% on a cash basis compared to the quarter ended June 30, 2020. Highlights include:
◦Multifamily Same Store NOI increased 6.6% on a GAAP basis and 1.7% on a cash basis compared to the quarter ended June 30, 2020; excluding student housing, multifamily Same Store NOI increased 14.9% on a GAAP basis and 12.3% on a cash basis.
◦Retail Same Store NOI increased 24.6% on a cash basis compared to the quarter ended June 30, 2020 due to tenants returning to their pre-COVID rent schedules.

•Leased 80,000 square feet of commercial office and retail space since the Company’s previous quarterly update, including leases with Transamerica and RBC at Wills Wharf in Harbor Point Baltimore.

•Increased second quarter cash dividend of $0.16 per common share, resulting in a 45.5% cumulative increase year-to-date.

•Announced the pending off-market acquisition of Greenbrier Square, a Kroger-anchored retail center in Chesapeake, Virginia. In July, completed the off-market acquisition of Overlook Village, a 150,000 square foot retail center in Asheville, North Carolina anchored by T.J. Maxx | Homegoods and Ross.

“Because of outstanding actual and forecasted growth in property NOI, we are pleased to raise earnings guidance for the year,” said Lou Haddad, President & CEO. “Leasing activity across all sectors of our core portfolio is at the highest velocity we’ve seen in years, the development pipeline is well-stocked and proceeding rapidly, an ample supply of off-market acquisition opportunities have been uncovered, third-party construction engagements are shaping up to become high volume contracts later this year, and most importantly, we are in a strong liquidity position with access to additional capital sources from the potential disposition of non-core assets. In short, the building blocks for superior, if not game-changing, performance are in place.”

Financial Results

Net income attributable to common stockholders and OP Unit holders for the second quarter decreased to $5.6 million compared to $11.2 million for the second quarter of 2020. The period-over-period change was primarily due to a decrease in gains on real estate dispositions, decrease in general contracting gross profit, and decreases in property net operating income resulting from sales of operating shopping centers. Additionally, we paid more in preferred dividends due to the issuance of additional preferred stock during 2020. These decreases were partially offset by net operating income resulting from property acquisitions and completed development projects, changes in the fair value of interest rate derivatives, and an increase in interest income on our mezzanine loan portfolio, including a $2.4 million prepayment premium recognized for the Solis Apartments at Interlock mezzanine loan.

FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $22.9 million compared to $22.0 million for the second quarter of 2020. Normalized FFO attributable to common stockholders and OP Unit holders for the second quarter increased to $23.3 million compared to $22.6 million for the second quarter of 2020. The period-over-period changes in FFO and Normalized FFO were due to net operating income resulting from property acquisitions and completed development projects and an increase in interest income on our mezzanine loan portfolio, including a $2.4 million prepayment premium recognized for the Solis Apartments at Interlock mezzanine loan. These increases were partially offset by a decrease in general contracting gross profit and decreases in property net operating income resulting from sales of operating shopping centers. Additionally, we paid more in preferred dividends due to the issuance of additional preferred stock during 2020.

Operating Performance

At the end of the second quarter, the Company’s office, retail and multifamily stabilized operating property portfolios were 96.5%, 94.7% and 92.2% (conventional multifamily was 96.6% and student housing was 83.5%) occupied, respectively.

Total construction contract backlog was $70.2 million at the end of the second quarter.

Balance Sheet and Financing Activity

As of June 30, 2021, the Company had $963.9 million of total debt outstanding, including $205.0 million outstanding under its senior unsecured term loan facility. The Company had no balance outstanding under its revolving credit facility as of June 30, 2021. Total debt outstanding excludes GAAP adjustments. Approximately 59% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of June 30, 2021. After giving effect to LIBOR interest rate caps with strike prices at or below 50 basis points as of June 30, 2021, 99% of the Company’s debt was either fixed or hedged.

The Company refinanced the loan secured by Southgate Square during the second quarter. The Company has no loans scheduled to mature during the remainder of 2021.

The Company is currently in compliance with all debt covenants.

Outlook

The Company issued updated 2021 full-year Normalized FFO guidance in the range to $1.02 to $1.06 per diluted share from $0.98 to $1.02. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2021 earnings guidance during today's webcast and conference call.

Full-year 2021 Guidance [1]	Expected Ranges
Total NOI	$122.0M	$123.0M
Construction Segment Gross Profit	$3.7M	$4.2M
G&A Expenses	$14.5M	$14.8M
Mezzanine Interest Income	$17.8M	$18.2M
Interest Expense[2]	$33.2M	$33.8M
Normalized FFO per diluted share [3]	$1.02	$1.06

[1] Includes the following assumptions:
•Acquisition of two retail centers, Overlook Village and Greenbrier Square, in the third quarter
•Interest Expense based on Forward LIBOR Curve, which forecasts rates ending the year at 0.19%
•Opportunistic sale of common stock through the ATM program, resulting in a full year weighted average share count of 82M
[2] Includes interest expense on finance leases
[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, August 3, 2021 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, September 3, 2021 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13720484.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties (NYSE:AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) from time to time. The Company’s actual future results and trends may differ materially from expectations depending on a variety of factors discussed in the Company’s filings with the the SEC. These factors include, without limitation: (a) the impact of the coronavirus (COVID-19) pandemic on macroeconomic conditions and economic conditions in the markets in which the Company operates, including, among others: (i) disruptions in, or a lack of access to, the capital markets or disruptions in the Company’s ability to borrow amounts subject to existing construction loan commitments; (ii) adverse impacts to the Company’s tenants’ and other third parties’ businesses and financial condition that adversely affect the ability and willingness of the Company’s tenants and other third parties to satisfy their rent and other obligations to the Company, including deferred rent; (iii) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or to re-lease the Company’s properties on the same or better terms in the event of nonrenewal or early termination of existing leases; and (iv) federal, state and local government initiatives to mitigate the impact of the COVID-19 pandemic, including additional restrictions on business activities, shelter-in place orders and other restrictions, and the timing and amount of economic stimulus or other initiatives; (b) the Company’s ability to continue construction on development and construction projects, in each case on the timeframes and on terms currently anticipated; (c) the Company’s ability to accurately assess and predict the impact of the COVID-19 pandemic on its results of operations, financial condition, dividend policy, acquisition and disposition activities and growth opportunities; and (d) the Company’s ability to maintain compliance with the covenants under its existing debt agreements or to obtain modifications to such covenants from the applicable lenders. The Company expressly disclaims any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, provision for unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,756,836	$1,680,943
Held for development	11,294	13,607
Construction in progress	37,167	63,367
	1,805,297	1,757,917
Accumulated depreciation	(278,010)	(253,965)
Net real estate investments	1,527,287	1,503,952
Real estate investments held for sale	—	1,165
Cash and cash equivalents	43,493	40,998
Restricted cash	9,749	9,432
Accounts receivable, net	30,227	28,259
Notes receivable, net	112,446	135,432
Construction receivables, including retentions, net	13,823	38,735
Construction contract costs and estimated earnings in excess of billings	85	138
Equity method investment	6,999	1,078
Operating lease right-of-use assets	32,640	32,760
Finance lease right-of-use assets	47,544	23,544
Acquired lease intangible assets	55,807	58,154
Other assets	40,358	43,324
Total Assets	$1,920,458	$1,916,971
LIABILITIES AND EQUITY
Indebtedness, net	$964,396	$963,845
Accounts payable and accrued liabilities	20,395	23,900
Construction payables, including retentions	18,470	49,821
Billings in excess of construction contract costs and estimated earnings	4,137	6,088
Operating lease liabilities	41,719	41,659
Finance lease liabilities	45,997	17,954
Other liabilities	57,725	56,902
Total Liabilities	1,152,839	1,160,169
Total Equity	767,619	756,802
Total Liabilities and Equity	$1,920,458	$1,916,971

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)
Revenues
Rental revenues	$47,378	$39,915	$93,119	$82,204
General contracting and real estate services revenues	18,408	57,398	53,971	104,666
Total revenues	65,786	97,313	147,090	186,870
Expenses
Rental expenses	11,292	8,309	22,124	17,684
Real estate taxes	5,465	4,233	10,771	8,566
General contracting and real estate services expenses	18,131	55,342	52,406	100,892
Depreciation and amortization	17,285	13,777	35,351	28,056
Amortization of right-of-use assets - finance leases	278	146	467	293
General and administrative expenses	3,487	2,988	7,508	6,781
Acquisition, development and other pursuit costs	32	502	103	529
Impairment charges	83	—	3,122	158
Total expenses	56,053	85,297	131,852	162,959
Gain on real estate dispositions	—	2,776	3,717	2,776
Operating income	9,733	14,792	18,955	26,687
Interest income	6,746	4,412	10,862	11,638
Interest expense	(8,418)	(7,227)	(16,393)	(15,415)
Change in fair value of derivatives and other	314	(6)	707	(1,742)
Unrealized credit loss release (provision)	(388)	117	(333)	(260)
Other income (expense), net	7	286	186	344
Income before taxes	7,994	12,374	13,984	21,252
Income tax benefit (provision)	461	(65)	480	192
Net income	8,455	12,309	14,464	21,444
Net loss attributable to noncontrolling interests in investment entities	—	44	—	136
Preferred stock dividends	(2,887)	(1,175)	(5,774)	(2,242)
Net income attributable to common stockholders and OP Unitholders	$5,568	$11,178	$8,690	$19,338

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$5,568	$11,178	$8,690	$19,338
Depreciation and amortization(1)	17,285	13,644	35,351	27,736
Gain on operating real estate dispositions(2)	—	(2,776)	(3,464)	(2,776)
Impairment of real estate assets	—	—	3,039	—
FFO attributable to common stockholders and OP Unitholders	$22,853	$22,046	$43,616	$44,298
Acquisition, development and other pursuit costs	32	502	103	529
Impairment of intangible assets and liabilities	83	—	83	158
Unrealized credit loss provision (release)	388	(117)	333	260
Amortization of right-of-use assets - finance leases	278	146	467	293
Change in fair value of derivatives and other	(314)	6	(707)	1,742
Normalized FFO available to common stockholders and OP Unitholders	$23,320	$22,583	$43,895	$47,280
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.07	$0.14	$0.11	$0.25
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.28	$0.28	$0.54	$0.57
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.29	$0.29	$0.54	$0.61
Weighted average common shares and units - diluted	81,262	77,941	80,771	77,806
________________________________________

(1) The adjustment for depreciation and amortization for the three and six months ended June 30, 2020 excludes $0.1 million and $0.3 million, respectively, of depreciation attributable to the Company's joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the six months ended June 30, 2021 excludes the gain on sale of easement rights on a non-operating parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer, Treasurer, and Secretary
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684